Exhibit 10.1

STOCK PURCHASE AGREEMENT

STOCK PURCHASE AGREEMENT, dated as of December 16, 2015 (this “Agreement”), between NRL Investment Group, LLC, a Washington limited liability company (the “Buyer”), Atossa Genetics Inc., a Delaware corporation (the “Seller”), and the National Reference Laboratory for Breast Health, Inc., a Delaware corporation (the “Company”).

RECITALS

A.           The Seller owns 100% of the 100 issued and outstanding shares of common stock, par value $0.001 per share (the “Common Stock”) and 100% of the 24 issued and outstanding shares of preferred stock, par value $0.001 (the “Preferred Stock” and together with the Common Stock, the “Shares”), of the Company.

B.           The Seller wishes to sell to the Buyer, and the Buyer wishes to purchase from the Seller, all of the Shares pursuant to the terms of this Agreement.

AGREEMENT

In consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties agree as follows:

Article I.
PURCHASE AND SALE

Section 1.01           Purchase and Sale of the Shares. Upon the terms and subject to the conditions of this Agreement, at the Closing, the Seller shall sell and deliver 100% of the Common Stock, consisting of 100 Shares, to the Buyer for an aggregate purchase price of $50,000 plus the right to receive the earn-out payments (the “Earn-out Payments”) pursuant to Section 1.03 (the “Common Stock Purchase Price”). The remaining 24 Shares of Preferred Stock of the Company held by Seller may be sold to the Buyer at the Seller’s election under Section 1.03 of this Agreement.

Section 1.02           Closing and Payment of Purchase Price for Common Stock. The sale and purchase of the Common Stock shall take place at a closing (the “Closing”) to be held at the offices of the Seller, on December 15, 2015, at 1:00 p.m. Pacific Time (the “Closing Date”).

(a)           At the Closing the Seller shall deliver to the Buyer (i) a certificate representing the Common Stock, duly endorsed, (ii) a duly executed copy of this Agreement, (iii) evidence that all officers and directors of the Company have resigned, and (iv) a true and correct copy of its Amended and Restated Certificate of Incorporation duly filed with the Delaware Secretary of State in substantially the form set forth on Appendix 1.

(b)           At the Closing the Buyer shall deliver to the Seller (i) $50,000 in immediately available funds wired to an account specified in writing by the Seller, and (ii) a duly executed copy of this Agreement.

Section 1.03           Earn-out.

(a)           Earn-Out Payment. The Earn-out Payments payable by Buyer to the Seller in respect of each calendar month commencing with December 2016 (each such month an “Earn-out Period”) shall be an amount equal to 6% multiplied by the amount of Total Gross Sales for each such Earn-out Period. “Total Gross Sales” means total gross revenues of the Company calculated in accordance with U.S. Generally Accepted Accounting Principles from the direct or indirect marketing, sale or promotion of any products or services by the Company, without set-off or deduction for any purpose including refunds, rebates, allowance, commissions, etc., plus any amounts received from the sale, license or transfer of equipment, receivables, inventory supplies or other assets of the Company.

(b)           Earn-out Cap. Earn-out Payments shall be paid to the Seller until such time as the total amount received by the Seller for all Earn-out Payments equals $10,000,000 (the “Earn-out Cap”), at which point no further Earn-out Payments shall be due.

(c)           Payment. Buyer will make Earn-Out Payments to Seller under this Section 1.03 on a monthly basis beginning with the month ending December 31, 2016. Earn-Out Payments due with respect to an Earn-Out Period shall be paid to the Seller by wire transfer within thirty days following the end of that Earn-Out Period. Each Earn-Out Payment will be accompanied by a report setting forth (i) Total Gross Sales with respect to the applicable Earn-Out Period, (ii) the calculation of the Earn-out Payment, (iii) a statement as the revenue recognition policy of the Company, and (iv) a detailed list of each test processed by the Company and each payor with information about claims paid, denied and pending and the revenue recognition rate for each payor (the “Earn-out Report”). Each Earn-out Report shall be certified by the CFO and CEO of the Company as being true and correct, free of omissions, in accordance with GAAP and in accordance with this Agreement.

(d)           Financial Records; Audits; Disagreements.

(i)           The Buyer and Company will keep complete and accurate financial records in sufficient detail to permit the Buyer confirm the accuracy and completeness of all Earn-out Reports and all Earn-Out Payments, and such records will be available for inspection for three (3) years following the end of an Earn-Out Period to which they pertain. Seller will have the right, at its own expense to have an independent, certified public accountant, selected by it to perform a review of the financial records of the Buyer as applicable to each Earn-Out Payment. The report of such accountant (the “CPA Report”) will be made available to the Seller and Buyer promptly upon its completion.

(ii)           If within twenty days after receipt of the CPA Report, Seller or Buyer fail to notify the other in writing of any disagreement or difference of opinion relating to the Earn-Out Report (the “Notice of Disagreement”), the parties shall be deemed to have accepted the Earn-Out Report which shall become final and binding on the parties.

(iii)           If either Buyer or Seller deliver a Notice of Disagreement in relation to any Earn-out Report, the Seller and Buyer shall negotiate in good faith to seek to reach agreement on the items and amounts identified in such Notice of Disagreement, and, if agreement in writing is reached between Seller and Buyer on all such items and amounts, then any relevant Earn-out Payments shall be adjusted in accordance with such agreement. If Buyer and Seller do not reach agreement as to the disagreement or difference of opinion set out in a Notice of Disagreement, in each case within twenty days of the delivery of any Notice of Disagreement, either Buyer or Seller may, by notice to the other, require that the issues identified in the Notice of Disagreement be referred to the “Reporting Accountants” which means any of KPMG, Deloitte, PriceWaterhouseCoopers or Ernst & Young, reasonably acceptable to Seller and Buyer. Where a dispute is referred to the Reporting Accountants under this Section, the Reporting Accountants shall be engaged by the Seller and Buyer:

1)           to make a final determination within 30 days of the date on which the foregoing disputed matters are submitted to it and for this purpose shall submit a written report to the parties;

2)           to give Buyer and Seller reasonable opportunity to make written representations and require that each of them supply the other with a copy of any written representations at the same time as they are made;

3)           to permit each of Buyer Parent and Seller Parent to be present while oral submissions (if any) are being made by the other;

4)           to act as experts (and not as arbitrators) in making their determination and their determination of any matter falling within their jurisdiction shall be final and binding on each of the Seller, Buyer and Company;

5)           direct how their charges and expenses shall be borne as they shall direct at the time they make any determination; and

6)           otherwise on such terms as shall be agreed between Seller, Buyer and the Reporting Accountants.

(e)           Covenant of Buyer and Company. Buyer and the Company undertake to Seller that during each of the Earn-out Periods the Buyer and Company shall use their best efforts to maximize the amount of Total Gross Sales.

(f)           Acceleration Event. If prior to the payment to Seller of all Earn-out Payments, the Buyer disposes (by sale, license, transfer or otherwise) of more than 25% of its capital stock in the Company or the Company undergoes a “deemed liquidation event” as defined in its Amended and Restated Certificate of Incorporation (each an “Acceleration Event”), then Buyer and the Company shall concurrently with the consummation of such Acceleration Event pay to Seller an amount equal to the Earn-out Cap minus Earn-out Payments previously received by Seller. To the extent that the amounts received in the Acceleration Event include non-cash consideration, Buyer and Seller shall negotiate in good faith to determine the value of such consideration.

Section 1.04

Sales of Preferred Stock. The Preferred Stock may be sold to Buyer at the option of the Seller upon 20 days advance written notice to Buyer on or after December 15, 2019 for the greater of $4,000,000 plus the Accretion Amount, or the Fair Market Value.

“Accretion Amount” shall be an amount equal to 6% per annum (pro rated for any partial year) for each Preferred Purchase Price from the date of this Agreement until the Subsequent Closing Date for each such Preferred Purchase Price.

“Fair Market Value” shall mean the fair market value of the Preferred Stock held by Seller as mutually agreed by the Seller and Buyer and if the Seller and Buyer cannot agree on such amount then the Fair Market Value shall be determined by the written appraisal of a third party independent appraiser selected and paid for by the Seller.

Article II.
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Disclosure Schedules attached hereto (collectively, the “Disclosure Schedules”), the Company hereby represents and warrants to the Buyer as of the date of this Agreement (unless a date is otherwise stated) as follows:

Section 2.01           Organization and Qualification. The Company is (a) a corporation duly organized, validly existing and in good standing under the laws of Delaware, and has all necessary corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted and (b) duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification necessary, except, in each case, for any such failures that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. “Material Adverse Effect” means a material adverse effect whether individually or in the aggregate on the business, operations, financial condition or assets of the Company taken as a whole; provided, however, that the term “Material Adverse Effect” shall not include any effect attributable to general economic changes or general changes in the industry in which the Company is engaged.

Section 2.02           Authority. The Company has the corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action. This Agreement has been duly executed and delivered by the Company and, assuming due execution and delivery by each of the other parties hereto, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

No Conflict; Required Filings and Consents. The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby do not and will not: conflict with or violate the certificate of incorporation or bylaws of the Company; conflict with or violate any Law applicable to the Company or by which any property or asset of the Company is bound or affected; or conflict with, result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, or require any consent pursuant to, any material contract to which the Company is a party; (d) except for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or prevent, materially delay or materially impede the performance by the Company of its obligations under this Agreement or the consummation of the transactions contemplated hereby, or that arise as a result of any facts or circumstances relating to the Buyer or any of its affiliates.

Section 2.04           Capitalization. The Company has 100 shares of Common Stock authorized, all of which are issued and outstanding and held by Seller, and 24 shares of Preferred Stock authorized, all of which are issued and outstanding and held by Seller. All of the Company’s issued and outstanding capital stock are validly issued, fully paid and nonassessable. The Common Stock constitutes 80.6% of all of the issued and outstanding capital stock of the Company and the Preferred Stock constitutes 19.4% of all issued and outstanding capital stock of the Company. There are no outstanding obligations, options, warrants, convertible securities, stock appreciation rights, profit interests or other rights, agreements, arrangements or commitments of any kind relating to the capital stock of the Company or obligating the Company to issue or sell any shares of capital stock of, or any other interest in, the Company. There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or to provide funds to, or make any investment in, any other person. There are no agreements or understandings in effect with respect to the voting or transfer of any of the capital stock of the Company.

Section 2.05           Equity Interests. The Company has no subsidiaries and does not directly or indirectly own any equity, partnership, membership or similar interest in, or any interest convertible into, exercisable for the purchase of or exchangeable for any equity, partnership, membership or similar interest in any Person.

Section 2.06           Financial Statements. Copies of the unaudited balance sheet of the Company as of September 30, 2015 and December 31, 2014, and the related unaudited statements of income of the Company (the “Financial Statements”) for the nine months and year then ended have been provided to Buyer. Each of the Financial Statements (a) fairly presents, in all material respects, the financial position and results of operations of the Company as of the respective dates thereof and for the respective periods indicated therein, (b) have been prepared based on the books and records of the Company and Seller, (c) to the knowledge of the Company have been prepared in accordance with U.S. Generally Accepted Accounting Principles consistently applied except for the omission of notes and period-end adjustments and except that the Financial Statements reflect intercompany transactions between the Seller and the Company based on the reasonable judgment of the Seller and Company, and (d) have been derived from the books and records of the Seller and the unaudited consolidated financial statements of the Seller as of September 30, 2015 and audited consolidated financial statements as of December 31, 2014.

Section 2.07           Compliance with Law; Permits. To the knowledge of the Company, the Company is in compliance with all laws, rules and regulations applicable to it, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company is in possession of all permits, licenses, franchises, approvals, certificates, consents, waivers, concessions, exemptions, orders, registrations, notices or other authorizations of any governmental authority necessary for the Company to own, lease and operate its properties and to carry on its business as currently conducted (the “Permits”), except where the failure to have, or the suspension or cancellation of, any of the Permits would not reasonably be expected to have a Material Adverse Effect.

Section 2.08           Litigation. As of the date hereof, there is no Action by or against the Company pending, or to the knowledge of the Company, threatened in writing.

Section 2.09           Employees and Benefit Plans. All persons performing services as employees to the Company have been employed by the Seller. True and correct information about the identification of such persons and compensation of such persons has been provided to Buyer. The Company has no employees and no benefit plans.

Section 2.10           Insurance. The Seller has maintained insurance covering the operations of the Seller and the Company. Copies of all current material insurance policies in force with respect to the Company have been made available to the Buyer.

Real Property. Section 2.12           The Company does not own any real property. The Seller leases property at 1616 Eastlake Ave. East, Suite 360, Seattle, Washington, which is occupied by the Company and pursuant to which the Seller has a valid leasehold estate in such leased property (the “Lab Facility”). A true and correct copy of the lease agreement for the Lab Facility has been provided to Buyer. The Seller shall comply with the terms of the lease agreement and make the Lab Facility available to the Company through February 15, 2016.

Section 2.13           Intellectual Property. All right, title, and interest in any and all intellectual property of the Seller, including, without limitation, patents, patent applications, trade secrets, trademarks, trade names, service marks, service names, domain names, copyrights, know-how (individually and collectively, “Intellectual Property”) shall remain the exclusive property of the Seller. Nothing in this Agreement shall be construed as granting or conferring rights or license, by implication or otherwise, in any such Intellectual Property other than those expressly granted herein. For clarity, all Intellectual Property assigned to the Company shall remain the exclusive property of the Company.

Taxes. Section 2.15           The Seller’s U.S. Federal Income Tax returns have been prepared on a consolidated basis with the Company and have been timely filed (taking into account any extension of time to file granted or obtained), and such returns have been duly and accurately prepared in all material respects. All Taxes shown to be payable on such returns have been paid or will be timely paid and all other material taxes required to be paid have been timely paid, except for taxes being contested in good faith by appropriate proceedings. No deficiency for any material amount of tax has been asserted or assessed by a governmental authority in writing against the Company that has not been satisfied by payment, settled or withdrawn. There are no tax liens on the assets of the Company.

Environmental Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, to the knowledge of the Company, (i) as of the date of this Agreement, the Company is in compliance with all applicable Environmental Laws and have obtained and are in compliance with all Environmental Permits and (ii) there are no written claims alleging violation of or liability pursuant to any Environmental Law pending or threatened against the Company. (b) The representations and warranties contained in this Section 2.14 are the only representations and warranties being made with respect to compliance with or liability under Environmental Laws or with respect to any environmental, health or safety matter, including natural resources, related to the Company. For purposes of this Agreement: “Environmental Laws” means any Laws of any governmental authority in effect as of the date hereof relating to protection of the environment and “Environmental Permits” means all Permits under any Environmental Law.

Lab Contracts. Exhibit C of the Disclosure Schedules (Appendix 2) lists each of the material written contracts and agreements to which the Company is currently a party (the “Lab Contracts”). A true and correct copy of each Lab Contract has been made available to Buyer.Section 2.18

Section 2.19           Lab Assets and Lab Liabilities. Exhibit A of the Disclosure Schedules (Appendix 2) lists each of the material assets of the Company. Exhibit B of the Disclosure Schedules (Appendix 2) lists the material accrued liabilities and material accounts payable of the Company (together with all obligations of the Company under the Lab Contract, the “Lab Liabilities”). The material fixed assets of the Company are free and clear of any liens, claims or encumbrances. The assets of the Company also include all pharmacogenomic test specimens processed by the lab and related genetic data and patient reports.

Section 2.20           Accounts Receivable. All accounts receivable of the Seller as of December 1, 2015 are assigned to the Company (the “Lab AR”). The Company shall have all rights to pursue and collect the Lab AR and all such collections shall be for the account of the Company. Any such Lab AR remitted to the Seller after December 1, 2015 shall be paid to the Company. The Company has collected approximately $10,000 in Lab AR which is held in a bank account of the Company as of the Closing.

Section 2.21           Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Company.

Section 2.22           Exclusivity of Representations and Warranties. Neither the Company, Seller nor any of their respective affiliates are making any representation or warranty on behalf of the Company of any kind or nature whatsoever, oral or written, express or implied (including, but not limited to, any relating to financial condition, results of operations, assets or liabilities of the Company), except as expressly set forth in this Article II, and the Company and Seller hereby disclaim any such other representations or warranties.

Article III.

REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer hereby represents and warrants to the Seller as follows:

Section 3.01           Organization. The Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of Delaware.

Section 3.02           Authority. The Buyer has full corporate power and authority to execute, deliver and perform its obligations under this Agreement. This Agreement has been duly executed and delivered by the Buyer and is legal, valid, binding and enforceable upon and against the Buyer.

Section 3.03           Required Filings and Consents. The execution, delivery and performance by the Buyer of this Agreement and the consummation by the Buyer of the transactions contemplated hereby do not and will not require any consent or approval of, registration or filing with, or notice to any governmental authority.

Section 3.04           Brokers. No broker, finder or agent will have any claim against the Seller for any fees or commissions in connection with the transactions contemplated by this Agreement based on arrangements made by or on behalf of the Buyer.

Article IV.

REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller hereby represents and warrants to the Buyer as follows:

Section 4.01           Organization. The Seller is a corporation duly organized, validly existing and in good standing under the laws of Delaware.

Section 4.02           Authority. The Seller has full corporate power and authority to execute, deliver and perform its obligations under this Agreement. This Agreement has been duly executed and delivered by the Seller and is legal, valid, binding and enforceable upon and against the Seller.

Section 4.03           Shares. The Seller owns all right, title and interest in and to the Shares. The Shares are not encumbered by any lien, claim or encumbrance and are freely transferable to Buyer, subject to restrictions imposed by the U.S. Federal Securities Laws and State Securities Law.

Section 4.04           Required Filings and Consents. The execution, delivery and performance by the Seller of this Agreement and the consummation by the Seller of the transactions contemplated hereby do not and will not require any consent or approval of, registration or filing with, or notice to any governmental authority.

Section 4.05           Brokers. No broker, finder or agent will have any claim against the Buyer for any fees or commissions in connection with the transactions contemplated by this Agreement based on arrangements made by or on behalf of the Seller.

Article V.

COVENANTS

Section 5.01           Board Observer Rights. At all times that Seller owns shares of the Company’s Preferred Stock, it shall have the right to appoint a person (the “Observer”) to attend all meetings of the Board of Directors of the Company (the “Board”), participate in all deliberations of the Board and receive copies of all materials, including notices of meetings, provided to the Board at the same time provided to the Board; provided that: (a) Observer shall have no voting rights with respect to actions taken or elected not to be taken by the Board; and (b) the Company may withhold any information and exclude Observer from any meeting or portion thereof if access to such information or attendance at such meeting: (i) could adversely affect the attorney-client privilege between the Company and its counsel, or (ii) could result in disclosure of trade secrets or represent a conflict of interest.

Section 5.02           Co-Sale Rights. Seller shall have the right, but not the obligation, to participate in any sales of the stock of the Company (or any other securities of the Company) by the Buyer on the same terms and conditions offered to the Buyer. If any prospective transferee or purchaser of the Shares refuses to purchase the shares of stock held by Seller or if the parties cannot negotiate in good faith a purchase and sale agreement reasonably satisfactory to the Seller, the Buyer may not sell any shares unless and until, such transferee or purchaser purchases all shares of the Company held by Seller. The Buyer shall not be a party to any agreement effecting the transfer, sale or disposition of the stock of the Company (or any other securities of the Company) unless the Seller is allowed to fully participate, including by disposing of all shares that the Seller holds in the Company, in such transaction and the consideration received pursuant to such transaction is allocated among the parties thereto in the manner specified in the Company’s certificate of incorporation in effect immediately prior to such transaction.

Section 5.03           Insurance. The Buyer shall at all times cause the Company to maintain general commercial, product liability, employer liability and professional errors and omissions insurance in the amounts and with the deductibles that are typical in the Company’s industry and provide copies of binder of such insurance to the Seller upon written request of the Seller. Such insurance shall at a minimum satisfy all requirements required by the landlord of the Lab Facility.

Section 5.04           Employee Matters. Buyer may establish employee benefit plans for Company employees in the types and amounts at its sole discretion; provided, however, that for each employee of the Seller that is terminated by Seller at the request of Buyer and that is employed by the Buyer or Company in connection with the transactions contemplated by this Agreement the Buyer or Company shall match any accrued vacation and accrued paid time off as of the date of this Agreement for each such employee. Seller shall make the services of one accountant and one regulatory employee identified by the Buyer available to the Buyer and Company up to January 31, 2016. Seller shall continue the compensation and benefits for employees providing service to the Company through December 31, 2015. However, all such employees are at-will and may choose to terminate his/or employment relationship with the Seller at any time.

Compliance with Lab Contracts; Discharge of Liabilities (a) . The Buyer will cause the Company to comply with all Lab Contracts and discharge when due all Lab Liabilities.

Section 5.07           Compliance with Law; Permits. Buyer will cause the Company to comply with all laws, rules and regulations applicable to it and maintain all necessary Permits.

Section 5.08           Trademarks; Tradenames; Domain Names. As soon as practicable after the Closing and in any case within 30 days of the Closing, the Buyer and Company shall eliminate the use of all of the Seller’s trademarks, tradenames, service marks and service names in any of their forms or spellings, on all advertising, stationery, business cards, checks, purchase orders and acknowledgments, customer agreements and other contracts and business-related documents.

Section 5.09           Stock Administration. The Buyer shall retain the services of a third-party stock administrator reasonably acceptable to the Seller to maintain and manage the stock records of the Company.

Section 5.10           Lab Facility. The Buyer and Company will comply with all terms and conditions of the lease related to the Lab Facility and shall vacate the Lab Facility on February 15, 2016; provided, however, that if requested by the Buyer, the Seller shall seek consent from the landlord of the Lab Facility to enter into a sublease between Seller and Buyer and/or the Company so that the Company may continue to occupy the Lab Facility on substantially the same terms as the existing lease or month-to-month if approved by the landlord.

Section 5.11           Medicare Adjustment. Medicare has over paid for certain tests performed by the Company prior to the date hereof with a balance due of approximately $100,000 (the “Medicare Overage”). The Seller will reimburse the Buyer to the extent such Medicare Overage is deducted from tests performed by the Company and billed to Medicare after the date hereof.

Section 5.12           Net Operating Losses. If the federal tax net operating losses associated with the operations of the Company are not available to the Seller and if they can be transferred to the Company, then the Seller and Buyer shall cooperate in good faith to enter into a written agreement for the transfer of such NOLs to the Company on or before March 31, 2016.

Article VI.
INDEMNIFICATION; RELATED MATTERS

Section 6.01           Buyer Indemnification of Seller. Subject to the limitations set forth in this Article VI, from and after the Closing, Buyer shall indemnify and hold harmless the Seller and its officers, managers, directors, employees, stockholders, members, agents, representatives, successors, permitted assigns and heirs (collectively, the “Seller Indemnified Parties”) from and against any and all actual claims, liabilities, losses, damages, taxes, costs and expenses (including, without limitation, reasonable attorneys’, accountants’, investigators’ and experts’ fees and expenses, sustained or incurred in connection with the defense or investigation of any claim) (collectively, “Damages”) which a Seller Indemnified Party suffers, sustains or becomes subject to as the result of or in connection with:

(a)           a breach of any representation or warranty made by Buyer contained in this Agreement;

(b)           a breach of any covenant or agreement by Buyer contained in this Agreement;

(c)           the assertion of a Third Party Claim arising out of operations of the Company after the date hereof; or

(d)           the assertion against any Company Indemnified Party of any Lab Liability.

Section 6.02           Seller Indemnification of Buyer. Subject to the limitations set forth in this Article VI, from and after the Closing, the Seller shall indemnify and hold harmless the Buyer, and its officers, managers, directors, employees, stockholders, members, agents, representatives, successors, permitted assigns and heirs (collectively, the “Buyer Indemnified Parties”) from and against any and all actual Damages which a Buyer Indemnified Party suffers, sustains or becomes subject to as the result of or in connection with:

(a)           a breach of any representation or warranty made by the Company contained in this Agreement; or

(b)           a breach of any covenant or agreement by the Company contained in this Agreement.

Section 6.03           Limitations on Indemnity. The indemnification provided for in Section 6.1 is subject to the following limitations:

(a)           Buyer shall have no indemnification obligations in respect of claims made pursuant to Section 6.01 unless the Seller Indemnified Party gives written notice of the claim to Buyer in accordance with the procedures set forth in this Agreement.

(b)           Buyer shall have no indemnification obligation in respect of claims made pursuant to Section 6.01 unless and until the aggregate amount of all Damages incurred by all Seller Indemnified Parties exceeds $25,000 (the “Threshold”), at which time all Damages in excess of the Threshold shall be recoverable (except as limited by the other provisions of this Agreement).

Section 6.04           The indemnification provided for in Section 6.02 is subject to the following limitations:

(a)           The Seller shall have no indemnification obligations in respect of claims made pursuant to Section 6.02 unless the Buyer Indemnified Party gives written notice of the claim to the Seller in accordance with the procedures set forth in this Agreement.

(b)           The Company shall have no indemnification obligation in respect of claims made pursuant to Section 6.02 unless and until the aggregate amount of all Damages incurred by all Buyer Indemnified Parties exceeds the Threshold, at which time all Damages in excess of the Threshold shall be recoverable (except as limited by the other provisions of this Agreement).

(c)           The Seller shall have no indemnification obligation in respect of claims made pursuant to Section 6.02 to the extent that the aggregate amount of Damages incurred by the Buyer Indemnified Party exceeds the proceeds actually received by the Seller for the sale of Shares to the Buyer.

Section 6.05           Procedures.

(a)           Buyer Indemnification of the Seller. With respect to indemnification claims that may be asserted under Section 6.01:

(i)           If a Seller Indemnified Party wishes to seek indemnification under this Article VI, the Seller Indemnified Party shall give written notice thereof to the Buyer provided, that in the case of any action or lawsuit brought or asserted by a third party (a “Third Party Claim”) that would entitle the Seller Indemnified Party to indemnity hereunder, the Seller shall promptly notify the Buyer of the same in writing; provided further, that the failure to so notify the Buyer promptly shall not relieve the Buyer of its indemnification obligation hereunder except to the extent that the Buyer has been materially prejudiced thereby.

(ii)           Any request for indemnification made by a Seller Indemnified Party shall be in writing, shall specify in reasonable detail the basis for such claim, the facts pertaining thereto and, if known and quantifiable, the amount thereof.

(iii)            In the case of any Third Party Claim, if within 30 Business Days after receiving the notice described in Section 6.04(a)(i) above the Buyer gives written notice to the Seller stating (i) that the Buyer disputes and intends to defend against such claim and (ii) that the Buyer will be solely responsible for all costs, expenses and liabilities incurred in connection with or otherwise relating to such claim, then counsel for the defense shall be selected by the Buyer (subject to the consent of the Seller, which consent shall not be unreasonably withheld), whereupon the Buyer shall not be required to make any payment to the Seller Indemnified Party for the costs of its defense counsel in respect of such Third Party Claim as long as the Buyer is conducting a good faith and diligent defense; provided, that the Seller Indemnified Party shall at all times have the right to fully participate in such defense at its own expense directly or through counsel. If the Buyer assumes the defense in accordance with the preceding sentence, it shall have the right, with the consent of the Seller, which consent shall not be unreasonably withheld, to settle the portion of such Third Party Claim that is subject to indemnification; provided, that the settlement (i) does not involve the imposition of an injunction or other equitable relief on the Seller Indemnified Party, and (ii) expressly and unconditionally releases the Seller Indemnified Party from all Liabilities with respect to such Third Party Claim (and all other claims arising out of the same or similar facts and circumstances), with prejudice. The Buyer shall keep the Seller apprised of the status of any Third Party Claim for which it has assumed the defense, shall furnish the Seller with all documents and information that such Seller Indemnified Party reasonably requests, and shall consult with the Seller prior to acting on major matters, including settlement discussions. Notwithstanding any of the foregoing, the Buyer shall not have the right to assume control of the defense, and shall pay the reasonable fees and expenses of counsel retained by the Seller Indemnified Party, if the Third Party Claim which the Buyer seeks to assume control of: (1) seeks non-monetary relief; (2) involves criminal or quasi-criminal allegations; (3) is one in which Buyer and the Seller Indemnified Party are both named in the complaint, and joint representation by the same counsel would be inappropriate under applicable standards of ethical conduct; or (4) involves a claim for which an adverse determination would have a material and adverse effect on the Seller Indemnified Party’s reputation or future business prospects. If notice of intent to dispute and defend is not given by the Buyer within the time period referenced above, or if such diligent good faith defense is not being or ceases to be conducted, then the Seller Indemnified Party may undertake the defense of (with counsel selected by such Seller Indemnified Party), and shall have the right to compromise or settle, such Third Party Claim (exercising reasonable business judgment) in its discretion. If such Third Party Claim is one that, by its nature, cannot be defended solely by the Buyer, then the Seller Indemnified Party shall make available all information and assistance that the Buyer shall reasonably request, and shall cooperate with the Buyer in such defense.

(b)           Seller Indemnification of Buyer. With respect to indemnification claims that may be asserted under Section 6.02:

(i)           If a Buyer Indemnified Party wishes to seek indemnification under this Section 6.2, the Buyer Indemnified Party shall give written notice thereof to the Seller provided, that in the case of any Third Party Claim that would entitle the Buyer Indemnified Party to indemnity hereunder, the Buyer Indemnified Party shall promptly notify the Seller of the same in writing; provided further, that the failure to so notify the Seller promptly shall not relieve the Seller of its indemnification obligation hereunder except to the extent that the Seller has been materially prejudiced thereby.

(ii)           Any request for indemnification made by a Buyer Indemnified Party shall be in writing, shall specify in reasonable detail the basis for such claim, the facts pertaining thereto and, if known and quantifiable, the amount thereof.

(iii)           In the case of any Third Party Claim, if within 30 Business Days after receiving the notice described in Section 6.04(b)(i) above the Seller gives written notice to the Buyer Indemnified Party stating (i) that the Seller disputes and intends to defend against such claim and (ii) that the Seller will be solely responsible for all costs, expenses and liabilities incurred in connection with or otherwise relating to such claim, then counsel for the defense shall be selected by the Seller (subject to the consent of the Buyer Indemnified Party, which consent shall not be unreasonably withheld), whereupon the Seller shall not be required to make any payment to the Buyer Indemnified Party for the costs of its defense counsel in respect of such Third Party Claim as long as the Seller is conducting a good faith and diligent defense; provided, that the Buyer Indemnified Party shall at all times have the right to fully participate in such defense at its own expense directly or through counsel. If the Seller assumes the defense in accordance with the preceding sentence, it shall have the right, with the consent of the Buyer Indemnified Party, which consent shall not be unreasonably withheld, to settle the portion of such Third Party Claim that is subject to indemnification; provided, that the settlement (i) does not involve the imposition of an injunction or other equitable relief on the Buyer Indemnified Party, and (ii) expressly and unconditionally releases the Buyer Indemnified Party from all Liabilities with respect to such Third Party Claim (and all other claims arising out of the same or similar facts and circumstances), with prejudice. The Seller shall keep the Buyer Indemnified Party apprised of the status of any Third Party Claim for which it has assumed the defense, shall furnish the Buyer Indemnified Party with all documents and information that Seller reasonably requests, and shall consult with the Buyer Indemnified Party prior to acting on major matters, including settlement discussions. Notwithstanding any of the foregoing, the Seller shall not have the right to assume control of the defense, and shall pay the reasonable fees and expenses of counsel retained by the Buyer Indemnified Party, if the Third Party Claim which the Seller seeks to assume control of: (1) seeks non-monetary relief; (2) involves criminal or quasi-criminal allegations; (3) is one in which Buyer Indemnified Party and the Seller are both named in the complaint, and joint representation by the same counsel would be inappropriate under applicable standards of ethical conduct; or (4) involves a claim for which an adverse determination would have a material and adverse effect on the Buyer Indemnified Party’s reputation or future business prospects. If notice of intent to dispute and defend is not given by the Seller within the time period referenced above, or if such diligent good faith defense is not being or ceases to be conducted, then the Buyer Indemnified Party may undertake the defense of (with counsel selected by such Buyer Indemnified Party), and shall have the right to compromise or settle, such Third Party Claim (exercising reasonable business judgment) in its discretion. If such Third Party Claim is one that, by its nature, cannot be defended solely by the Seller, then the Buyer Indemnified Party shall make available all information and assistance that the Seller shall reasonably request, and shall cooperate with the Seller in such defense.

Section 6.06           Exclusive Remedy; Fraud. From and after the Closing, the indemnification provided pursuant to this Article VI shall be the sole and exclusive remedy for any Damages resulting from or arising out of any breach or claim in connection with this Agreement, regardless of the cause of action; provided, however, that neither the foregoing nor anything else contained in this Agreement shall limit a Party’s remedies in the case of fraud or in respect of the pursuit of equitable remedies, including injunctive relief and specific performance.

Section 6.07           Survival. All representations, warranties, covenants and agreements set forth in this Agreement, the Disclosure Schedules or in any certificate or instrument delivered in connection herewith shall survive the Closing for the applicable statute of limitations

Article VII.
GENERAL PROVISIONS

Section 7.01           Fees and Expenses. Except as otherwise provided herein, all fees and expenses incurred in connection with or related to this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not such transactions are consummated.

Section 7.02           Amendment and Modification. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each party.

Section 7.03           Waiver. No failure or delay of either party in exercising any right or remedy hereunder shall operate as a waiver thereof. Any such waiver by a party shall be valid only if set forth in writing by such party.

Section 7.04           Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given if delivered personally or sent by facsimile, e-mail, overnight courier or registered or certified mail, postage prepaid, to the address set forth on the signature pages hereto opposite the party to receive such notice, or to such other address as may be designated in writing by such party.

Section 7.05           Entire Agreement. This Agreement constitutes the entire agreement, and supersedes all prior written agreements, arrangements and understandings and all prior and contemporaneous oral agreements, arrangements and understandings between the parties with respect to the subject matter of this Agreement. No party to this Agreement shall have any legal obligation to enter into the transactions contemplated hereby unless and until this Agreement shall have been executed and delivered by each of the parties.

Section 7.06           Third-Party Beneficiaries. Nothing in this Agreement shall confer upon any person other than the parties and their respective successors and permitted assigns any right of any nature.

Section 7.07           Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of Washington, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Washington.

Section 7.08           Assignment; Successors. This Agreement may not be assigned by either party without the prior written consent of the other party, except that the Buyer may assign this Agreement to any of its Affiliates. Subject to the preceding sentence, this Agreement will be binding upon the parties and their respective successors and assigns.

Section 7.09           Severability. If any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law, such invalidity, illegality or unenforceability shall not affect any other provision hereof.

Section 7.10           Cooperation. The parties shall cooperate in good faith to effectuate the transactions contemplated by this Agreement.

Section 7.11           Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

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IN WITNESS WHEREOF, the Buyer and the Seller have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

NRL INVESTMENT GROUP, LLC By: /s/ Bharat Patel Name: Bharat Patel Title: Managing Member	Address for Notices: 711 Court A, Suite 200 Tacoma, WA 98402 Facsimile: _______________________________ E-mail: bharatji@gmail.com

ATOSSA GENETICS INC. By: /s/ Steven C. Quay Name: Steven C. Quay, Ph.D., M.D. Title: CEO and President	Address for Notices: 2300 Eastlake Ave. East, Suite 200 Seattle, WA 98110 Facsimile: _______________________________ E-mail: steven.quay@atossagenetics.com

NATIONAL REFERENCE LABORATORY FOR BREAST HEALTH, INC. By: /s/ Steven C. Quay Name: Steven C. Quay, Ph.D., M.D. Title: CEO and President	Address for Notices: 1616 Eastlake Ave. East, Suite 360 Seattle, WA 98110 Facsimile: _______________________________ E-mail: steven.quay@atossagenetics.com

APPENDIX 1

FORM OF AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

NATIONAL REFERENCE LABORATORY FOR BREAST HEALTH, INC.

(Pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware)

National Reference Laboratory for Breast Health, Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “DGCL”)

DOES HEREBY CERTIFY:

A.           The name of this corporation is National Reference Laboratory for Breast Health, Inc., and that this corporation was originally incorporated pursuant to the DGCL on November 28, 2011.

B.           That the Board of Directors duly adopted resolutions proposing to amend and restate the Certificate of Incorporation of this corporation, declaring said amendment and restatement to be advisable and in the best interests of this corporation and its stockholders, and authorizing the appropriate officers of this corporation to solicit the consent of the stockholders therefor, which resolution setting forth the proposed amendment and restatement is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended and restated in its entirety to read as follows:

1.           The name of this corporation is National Reference Laboratory for Breast Health, Inc., and that this corporation was originally incorporated pursuant to the DGCL on November 28, 2011.

2.           The registered office of this corporation in the State of Delaware is located at 2711 Centerville Road, Suite 400, City of Wilmington 19808, County of New Castle. The name of its registered agent at such address is Corporation Service Company.

3.           The purpose of this corporation is to engage in any lawful act or activity for which corporations may be organized wider the General Corporation Law of the State of Delaware.

4.           Upon the filing of this Amended and Restated Certificate of Incorporation (this “Certificate of Incorporation”), the capitalization of this Corporation shall consist of: one hundred (100) shares of common stock, par value $0.001 (the “Common Stock”), and 24 shares of Preferred Stock, par value $0.001 (the “Preferred Stock”).

5.           Except as otherwise provided in the provisions establishing a class of stock, the number of authorized shares of any class or series of stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the corporation entitled to vote irrespective of the provisions of Section 242(b)(2) of the DGCL.

6.           The business and affairs of this corporation shall be managed by or under the direction of the Board of Directors. The size of the Board of Directors shall be set at three. The election of directors need not be by written ballot unless the by-laws of this corporation, as in effect from time to time (the “By-laws”) shall so require.

7.           No dividends, whether in cash, in property or in shares of the capital stock of the Corporation, shall be declared or set aside for any class or series of shares of capital stock of the Corporation unless and until the Board of Directors of the Corporation shall have declared and the Corporation shall have paid in full a dividend in like amount and kind on the then outstanding shares of Preferred Stock (determined based upon the number of shares of Common Stock (including fractions of a share) into which each share of Preferred Stock held by each holder thereof could be converted pursuant to the provisions hereof).

8.           Except as otherwise required by law or as set forth herein, the holder of each share of Common Stock issued and outstanding shall have one vote for each share of Common Stock held by such holder, and the holder of each share of Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which such share could be converted at the record date for determination of the stockholders entitled to vote on such matters, or, if no such record date is established, at the date such vote is taken or any written consent of stockholders is solicited. Holders of Common Stock and Preferred Stock shall be entitled to notice of any stockholders' meeting in accordance with the Bylaws of the Corporation.

9.           The holders of Preferred Stock have conversion rights as follows:

(a) Each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the Corporation or any transfer agent for the Preferred Stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing 1.00 by the Preferred Conversion Price in effect at the time of conversion. The Preferred Conversion Price shall initially be 1.00 per share of Common Stock. The Preferred Conversion Price shall be subject to adjustment as hereinafter provided. Such conversion rights shall be exercised by the holder thereof giving written notice that the holder elects to convert a stated number of shares of Preferred Stock into Common Stock. Promptly after the receipt of the written notice of conversion and surrender of the certificate or certificates for the share or shares of Preferred Stock to be converted, the Corporation shall issue and deliver to the holder a certificate or certificates, registered in such name or names as such holder may direct, for the number of whole shares of Common Stock issuable upon the conversion of such share or shares of Preferred Stock. Such conversion shall be deemed to have been effected and the Preferred Conversion Price shall be determined as of the close of business on the date on which such written notice shall have been received by the Corporation and the certificate or certificates for such share or shares shall have been surrendered and the person or persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares represented thereby.

(b) No fractional shares of Common Stock shall be issued upon conversion of Preferred Stock into Common Stock and no payment or adjustment shall be made upon any conversion on account of any cash dividends on the Common Stock issued upon such conversion, the record date for which dividends is prior to the date such conversion is deemed to be effective as provided in Subsection 9(a). If any fractional share of Common Stock would, except for the provisions of the first sentence of this Subsection 9(b), be delivered upon such conversion, the Corporation, in lieu of delivering such fractional share, shall pay to the holder surrendering the Preferred Stock for conversion an amount in cash equal to the Preferred Conversion Price of such fractional share.

(c) The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of the Preferred Stock such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Preferred Stock.

(d) Shares of Preferred Stock which are converted into shares of Common Stock as provided herein shall not be reissued.

(e) Adjustments to Conversion Price.

(i) If and whenever the Corporation shall issue or sell capital stock or Convertible Securities then upon such issuance or sale, the Preferred Conversion Price shall be reduced to an amount equal to the Preferred Conversion Price then in effect multiplied by a fraction, the numerator of which is the total number of shares of capital stock and Convertible Securities outstanding immediately prior to such issuance or sale divided by the total number of shares of capital stock and Convertible Securities outstanding immediately after such issuance or sale. "Convertible Securities" shall mean any evidences of indebtedness, options, warrants, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock.

(ii) In case the Corporation shall at any time subdivide (by any stock split, stock dividend otherwise) its outstanding shares of Common Stock into a greater number of shares, Preferred Conversion Price in effect immediately prior to such subdivision shall be proportionately reduced, and, conversely, in case the outstanding shares of Common Stock shall be combined into a smaller number of shares, Preferred Conversion Price in effect immediately prior to such combination shall be proportionately increased.

(iii) If any capital reorganization or reclassification of the capital stock of the Corporation shall be effected in such a way that holders of Common Stock shall be entitled to receive stock, securities or assets with respect to or in exchange for Common Stock, then, as a condition of such reorganization or reclassification, lawful and adequate provisions shall be made whereby each holder of shares of Preferred Stock shall thereupon have the right to receive, upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock immediately theretofore receivable upon the conversion of such shares of Preferred Stock, such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for a number of outstanding shares of such Common Stock equal to the number of shares of such Common Stock receivable upon such conversion had such reorganization or reclassification not taken place, and in any such case appropriate provisions shall be made with respect to the rights and interests of such holder to the end that the provisions hereof (including without limitation provisions for adjustments of the Preferred Conversion Price) shall thereafter be applicable, as nearly as may be, in relation to any shares of stock, securities or assets thereafter deliverable upon the exercise of such conversion rights.

(iv) Upon any adjustment of the Preferred Conversion Price, the Corporation shall give written notice thereof, by first class mail, postage prepaid or facsimile, addressed to each holder of shares of Preferred Stock at the address of such holder as shown on the books of the Corporation, which notice shall state the Preferred Conversion Price (as applicable) resulting from such adjustment, setting forth in reasonable detail the calculation upon which such adjustment is based.

10.           This corporation shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without (in addition to any other vote required by law or the Certificate of Incorporation) the written consent or affirmative vote of the holders of a majority of the then outstanding shares of Preferred Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class, and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect.

a.	liquidate, dissolve or wind-up the business and affairs of the corporation, effect any merger or consolidation or any other Deemed Liquidation Event (as defined below), or consent to any of the foregoing;

b.	amend, alter or repeal any provision of the Certificate of Incorporation or Bylaws of the corporation;

c.	create, or authorize the creation of, or issue or obligate itself to issue shares of, any additional class or series of capital stock, or increase the authorized number of shares of Common Stock or increase the authorized number of shares of any additional class or series of capital stock;

d.	reclassify, alter or amend any existing security of the corporation;

e.	purchase or redeem (or permit any subsidiary to purchase or redeem) or pay or declare any dividend or make any distribution on, any shares of capital stock of the corporation; or

f.	increase or decrease the authorized number of directors constituting the Board of Directors.

Each of the following events shall be considered a “Deemed Liquidation Event” unless the holders of at least 100% of the outstanding shares of Preferred Stock elect otherwise by written notice sent to the corporation at least five (5) days prior to the effective date of a merger or consolidation in which the corporation is a constituent party or a subsidiary of the corporation is a constituent party and the corporation issues shares of its capital stock pursuant to such merger or consolidation, except any such merger or consolidation involving the corporation or a subsidiary in which the shares of capital stock of the corporation outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, at least a majority, by voting power, of the capital stock of (1) the surviving or resulting corporation; or (2) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation; or the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the corporation or any subsidiary of the corporation of all or substantially all the assets of the corporation and its subsidiaries taken as a whole or the sale or disposition (whether by merger, consolidation or otherwise) of one or more subsidiaries of the corporation if substantially all of the assets of the corporation and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the corporation.

11.           In furtherance and not in limitation of the power conferred upon the Board of Directors by law, the Board of Directors shall have power to make, adopt, alter, amend and repeal from time to time the By-laws of this corporation, subject to the right of the stockholders entitled to vote with respect thereto to alter and repeal by-laws made by the Board of Directors.

12.           A director of this corporation shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that exculpation from liability is not permitted under the DGCL as in effect at the time such liability is determined. No amendment or repeal of this Paragraph 9 shall apply to or have any effect on the liability or alleged liability of any director of the corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

13.           This Corporation shall, to the maximum extent permitted from time to time under the law of the State of Delaware, indemnify any person who is or was a party or is threatened to be made a party to any threatened, pending or completed action, suit, proceeding or claim, whether civil, criminal, administrative or investigative, (i) by reason of the fact that such person is or was a director or is or was serving at the request of the corporation as a director of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans or (ii) in such person’s capacity as an officer, employee or agent of the corporation or in such person’s capacity as an officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, that such person is or was serving at the request of the corporation (each such person described in the foregoing clauses (i) and (ii), a “Covered Person”), against expenses (including attorney’s fees and expenses), judgments, fines, penalties and amounts paid in settlement incurred (and not otherwise recovered) in connection with the investigation, preparation to defend or defense of such action, suit, proceeding or claim; provided, however, that the foregoing shall not require this corporation to indemnify any person in connection with any action, suit, proceeding, claim or counterclaim initiated by or on behalf of such person other than an action authorized by the Board of Directors. Such indemnification shall not be exclusive of other indemnification rights arising under any by-law, agreement, vote of directors or stockholders or otherwise and shall inure to the benefit of the heirs and legal representatives of such person. Any person seeking indemnification under this paragraph 10 shall be deemed to have met the standard of conduct required for such indemnification unless the contrary shall be established. Any repeal or modification of the foregoing provisions of this paragraph 10 shall not adversely affect any right or protection of a Covered Person with respect to any acts or omissions of such Covered Person occurring prior to such repeal or modification.

(a)           The Corporation shall pay on a current and as-incurred basis expenses incurred by any Covered Person in defending or otherwise participating in any action, suit, proceeding or claim in advance of the final disposition of such action, suit, proceeding or claim, including appeals, upon presentation of (i) an unsecured written undertaking to repay such amounts if it is ultimately determined that the person is not entitled to indemnification hereunder and (ii) adequate documentation reflecting such expenses.

(b)           It is the intent that with respect to all advancement and indemnification obligations under this paragraph 13, the corporation shall be the primary source of advancement, reimbursement and indemnification relative to any direct or indirect shareholder of the corporation (or any affiliate of such shareholder, other than the corporation or any of its direct or indirect subsidiaries). The Corporation shall have no right to seek contribution, indemnity or other reimbursement for any of its obligations under this paragraph 10 from any such direct or indirect shareholder of the Corporation (or any affiliate of such shareholder, other than the corporation or any of its direct or indirect subsidiaries).

(c)           This Corporation shall have the power to purchase and maintain, at its expense, insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, limited liability company, joint venture, trust or other enterprise, against any expense, liability or loss asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL or the terms of this Certificate of Incorporation.

14.           To the maximum extent permitted from time to time under the law of the State of Delaware, this Corporation renounces any interest or expectancy of the corporation in, or in being offered an opportunity to participate in, business opportunities that are from time to time presented to its officers, directors or stockholders, other than those officers, directors or stockholders who are employees of the corporation. No amendment or repeal of this paragraph shall apply to or have any effect on the liability or alleged liability of any officer, director or stockholder of the Corporation for or with respect to any opportunities of which such officer, director or stockholder becomes aware prior to such amendment or repeal. To the fullest extent permitted by law, any Person purchasing or otherwise acquiring any interest in any shares of capital stock of the corporation shall be deemed to have notice of and to have consented to the provisions of this paragraph. As used herein, “Person” shall mean any individual, corporation, general or limited partnership, limited liability company, joint venture, trust association or any other entity.

15.           The books of this Corporation may (subject to any statutory requirements) be kept outside the State of Delaware as may be designated by the Board of Directors or in the by-laws of this Corporation.

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IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of this Corporation on this 15th day of December, 2015.

Steven C. Quay

President